Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Chembio Diagnostics, Inc.
Medford, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-69460, No. 333-141555 and No. 333-151785) and on Form S-3 No. 333-185932 as amended of our report dated March 7, 2013, relating to the consolidated balance sheets of Chembio Diagnostics Inc. and Subsidiary as of December 31, 2012 and 2011 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended appearing in this Form 10-K.

/s/ BDO USA, LLP
BDO USA, LLP
Melville, New York

March 7, 2013